Exhibit 99.1

Investors Real Estate Trust Adds Two Independent Trustees to Board of Trustees

(Minot, ND) — April 20, 2016 - Investors Real Estate Trust (NYSE: IRET) (NYSE: IRETPR) (NYSE: IRETPRB), a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest, today announced that Michael T. Dance and John A. Schissel have been appointed to the Company’s Board of Trustees, effective April 19, 2016.  Mr. Dance will serve on the Audit and Investment Committees, and Mr. Schissel will serve on the Compensation and Investment Committees.

“We are extremely pleased to have two seasoned real estate professionals join the IRET Board,” said Jeffrey L. Miller, Chairman of the Board.  “Michael and John bring extensive managerial experience and industry perspectives to IRET, as well as capital markets, financial planning, corporate strategy and accounting skills.  We believe both will be important contributors to the Board, and will help shape our strategic direction, portfolio initiatives and future growth as we continue to reposition our portfolio and create long term shareholder value.”

Mr. Dance brings to the Company over 22 years of experience in the real estate industry and over 35 years of accounting and finance experience. From 2005 until he retired in late 2015, Mr. Dance served as Executive Vice President and Chief Financial Officer of Essex Property Trust, Inc. (NYSE: ESS), an S&P 500 Company and publicly traded real estate investment trust (REIT) that acquires, develops, redevelops and manages multifamily residential properties in select West Coast markets. From 2002 to 2014, Mr. Dance was an independent consultant providing SOX compliance consultation and litigation support, and an adjunct Professor for the University of California at Berkeley, Haas School of Business.  Mr. Dance began his career at KPMG in 1978, and was a partner from 1990 to 2002.  He received his Bachelor’s degree in Economics from California State University, East Bay, and is a Certified Public Accountant (inactive).

Mr. Schissel brings to the Company over 26 years of experience in the real estate industry, over 12 years of direct chief financial officer experience, including 6 years of serving as chief financial officer of two publicly traded REITs, and over 10 years of investment and corporate banking experience serving REITs. He currently serves as President and Chief Financial Officer for Carr Properties, LLC, a privately held REIT focused on the ownership, acquisition and development of high-quality office properties in the greater Washington area. Mr. Schissel previously served as Executive Vice President and Chief Financial Officer of Invitation Homes, one of the nation’s largest owners and operators of single-family rental homes; and Executive Vice President and Chief Financial Officer of BRE Properties, Inc., a multifamily REIT based on the West Coast. He received his Bachelor of Science degree in Business Administration with a concentration in finance from Georgetown University.

About Investors Real Estate Trust

We are a self-administered, equity real estate investment trust investing in income-producing properties located primarily in the upper Midwest. We hold for investment a portfolio of 173 properties consisting of 90 multifamily properties, 65 healthcare properties (including senior housing), 7 industrial properties and 10 other commercial properties with a total of 4.5 million square feet of leasable space.  Our common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). Our press releases and supplemental information are available on our website at www.iret.com or by contacting Investor Relations at 203-682-8377.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to:  fluctuations in interest rates, the effect of government regulation, the availability of capital, changes in general and local economic and real estate market conditions, competition, our ability to attract and retain skilled personnel, and those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for fiscal year ended April 30, 2015.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.